Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick K. Pesch
Executive Vice President, Chief Financial Officer and Director
847/585-3899
www.careered.com

CAREER EDUCATION CORPORATION ANNOUNCES

SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS

Hoffman Estates, Ill. (September 28, 2004) – The Board of Directors of Career Education Corporation (Nasdaq: CECO) announced it has formed a special committee to conduct a thorough and independent investigation of allegations of securities law violations made against the company.  The special committee was formed on June 30, 2004 and is comprised of independent directors Dennis H. Chookaszian, chairman, Thomas B. Lally and Keith K. Ogata. The Board of Directors stated that the decision to form the special committee is consistent with the company’s commitment to operating with the utmost integrity and with the Board’s commitment to fully discharging its oversight and governance responsibilities.

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The special committee retained the law firm of McDermott, Will & Emery LLP on July 8, 2004, to represent and assist it in its review.  The team from McDermott is headed by James L. Sanders and William P. Schuman, partners in the law firm.  Mr. Sanders is the former head of the Securities and Exchange Commission’s regional office in Los Angeles and a former federal prosecutor in the United States Attorney’s Office.  Mr. Schuman is an experienced litigator who specializes in securities litigation.

Career Education Corporation (www.careered.com) is the world’s largest on-campus provider of private, for-profit postsecondary education and has a rapidly-growing presence in online education.  CEC’s Colleges, Schools and Universities Group operates 81 campuses in the U.S., Canada, France, the United Kingdom and the United Arab Emirates and offers doctoral degree, master’s degree, bachelor’s degree, associate degree and diploma programs in the career-oriented disciplines of visual communication and design technologies, information technology, business studies, culinary arts and health education.  The Online Education Group operates American InterContinental University Online and Colorado Technical University Online and offers a variety of degrees in information technology, business, visual communication and education.  CEC’s total student population on July 31, 2004 was approximately 81,000 students.

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